Exhibit 99.1
For immediate release
February 15, 2024

AtriCure Reports Fourth Quarter 2023 and Full Year 2023 Financial Results
•Fourth Quarter 2023 Worldwide revenue of $106.5 million – an increase of 21.0% year over year
•Full Year 2023 Worldwide revenue of $399.2 million – an increase of 20.8% year over year
•Full Year 2023 U.S. revenue of $333.5 million – an increase of 20.3% year over year
•Full Year 2023 International revenue of $65.7 million – an increase of 23.5% year over year
•Full Year 2023 Net loss of $30.4 million – an improvement of $16.0 million year over year
•Full Year 2023 Positive adjusted EBITDA of $19.4 million – an improvement of $21.6 million year over year
•Over one million patients treated life to date
MASON, Ohio, February 15, 2024 – AtriCure, Inc. (Nasdaq: ATRC), a leading innovator in surgical treatments and therapies for atrial fibrillation (Afib), left atrial appendage (LAA) management and post-operative pain management, today announced fourth quarter 2023 and full year 2023 financial results.
“Our 2023 results showcase the broad-based expansion of our many growth drivers, balanced by disciplined investments as we make progress towards sustained profitability,” said Michael Carrel, President and Chief Executive Officer at AtriCure. “We begin 2024 with strong momentum throughout our business and an unwavering focus on advancing innovation, clinical science and therapy awareness as we establish new standards of care for patients globally.”
Fourth Quarter 2023 Financial Results
Revenue for the fourth quarter 2023 was $106.5 million, an increase of 21.0% (an increase of 20.5% on a constant currency basis) over fourth quarter 2022 revenue. U.S. revenue was $88.8 million, an increase of $14.9 million or 20.1%, compared to fourth quarter 2022 revenue. U.S. revenue reflected strong growth across franchises, driven by sales of our EPi-Sense® Systems for Hybrid AF™ Therapy procedures, AtriClip® Flex⋅V® devices, ENCOMPASS® clamp and cryoSPHERE® probe. International revenue increased $3.6 million or 25.8% (an increase of 22.1% on a constant currency basis) to $17.8 million, reflecting growth across all franchises and major geographic regions. On a sequential basis, worldwide revenue for the fourth quarter 2023 increased approximately 8.4% over third quarter 2023.
Gross profit for the fourth quarter 2023 was $79.8 million compared to $65.1 million for the fourth quarter 2022. Gross margin was 74.9% and 74.0% for the fourth quarters 2023 and 2022, showing improvement of 94 basis points. Loss from operations for the fourth quarter 2023 was $8.7 million, compared to $4.1 million for the fourth quarter 2022, driven by investments in clinical trials and product development initiatives outpacing revenue growth. Basic and diluted net loss per share was $0.21 for the fourth quarter 2023, compared to $0.09 for the fourth quarter 2022.
Adjusted EBITDA was positive for the fourth quarter 2023 at $4.8 million, compared to positive $6.0 million for fourth quarter of 2022. Adjusted loss per share for the fourth quarter 2023 was $0.21 compared to $0.09 for the fourth quarter 2022.
Constant currency revenue, adjusted EBITDA and adjusted loss per share are non-GAAP measures. We discuss these non-GAAP measures and provide reconciliations to GAAP measures later in this release.
2023 Financial Results
Revenue for 2023 was $399.2 million, an increase of $68.9 million or 20.8% (an increase of 20.6% on a constant currency basis), compared to 2022 revenue. Revenue growth resulted from deepening market penetration globally and expanding physician adoption of our products across franchises. U.S. revenue increased 20.3% to $333.5 million. International revenue was $65.7 million, an increase of $12.5 million or 23.5% (an increase of 22.1% on a constant currency basis). Gross profit for 2023 was $300.4 million compared to $245.9 million for 2022, and gross margin increased to 75.2% for 2023 compared to 74.4% for 2022.

Loss from operations for 2023 was $26.7 million, compared to $42.7 million for 2022, reflecting strong revenue growth, cost efficiencies and improving operating leverage while expanding research and development investments. Basic and diluted net loss per share was $0.66 for 2023, compared to $1.02 for 2022.
Adjusted EBITDA was positive $19.4 million for 2023, compared to negative $2.2 million for 2022. The adjusted loss per share for 2023 was $0.75 compared to an adjusted loss per share of $1.02 for 2022.
2024 Financial Guidance
Full year 2024 revenue is projected to be approximately $459 million to $466 million, reflecting growth of approximately 15% to 17% over full year 2023. Full year 2024 adjusted EBITDA is expected to be approximately $26 million to $29 million, with improvements annually thereafter. Full year 2024 adjusted EBITDA represents an approximately 34% to 49% increase over full year 2023. Full year 2024 adjusted loss per share is expected to be in the range of $0.74 to $0.82.
Conference Call
AtriCure will host a conference call at 4:30 p.m. Eastern Time on Thursday, February 15, 2024, to discuss its fourth quarter 2023 and full year 2023 financial results. To access the webcast, please visit the Investors page of AtriCure’s corporate website at https://ir.atricure.com/events-and-presentations/events. Participants are encouraged to register more than 15 minutes before the webcast start time. A replay of the presentation will be available for 90 days following the presentation.
About AtriCure
AtriCure, Inc. provides innovative technologies for the treatment of Afib and related conditions. Afib affects more than 37 million people worldwide. Electrophysiologists and cardiothoracic surgeons around the globe use AtriCure technologies for the treatment of Afib and reduction of Afib related complications. AtriCure’s Isolator® Synergy™ Ablation System is the first medical device to receive FDA approval for the treatment of persistent Afib. AtriCure’s AtriClip® Left Atrial Appendage Exclusion System products are the most widely sold LAA management devices worldwide. AtriCure’s Hybrid AF™ Therapy is a minimally invasive procedure that provides a lasting solution for long-standing persistent Afib patients. AtriCure’s cryoICE cryoSPHERE® probes are cleared for temporary ablation of peripheral nerves to block pain, providing pain relief in cardiac and thoracic procedures. For more information, visit AtriCure.com or follow us on X (formerly known as Twitter) @AtriCure.
Forward-Looking Statements
This press release contains “forward-looking statements”– that is, statements related to future events that by their nature address matters that are uncertain. This press release also includes forward-looking projected financial information that is based on current estimates and forecasts. Actual results could differ materially. For details on the uncertainties that may cause our actual results to be materially different than those expressed in our forward-looking statements, visit http://www.atricure.com/forward-looking-statements as well as our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q which contain risk factors. Except where otherwise noted, the information contained in this release is as of February 15, 2024. We assume no obligation to update any forward-looking statements contained in this release and the related attachment as a result of new information or future events or developments, except as may be required by law.
Use of Non-GAAP Financial Measures
To supplement AtriCure’s condensed consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP, AtriCure provides certain non-GAAP financial measures in this release as supplemental financial metrics.
Revenue reported on a constant currency basis is a non-GAAP measure, calculated by applying previous period foreign currency exchange rates to each of the comparable periods. Management analyzes revenue on a constant currency basis to better measure the comparability of results between periods. Because changes in foreign currency exchange rates have a non-operating impact on revenue, the Company believes that evaluating growth in revenue on a constant currency basis provides an additional and meaningful assessment of revenue to both management and investors.
Adjusted EBITDA is calculated as net income (loss) before other income/expense (including interest), income tax expense, depreciation and amortization expense, share-based compensation expense, acquisition costs, legal settlement costs, impairment of intangible asset and change in fair value of contingent consideration liabilities. Management believes in order to properly understand short-term and long-term financial trends, investors may wish to consider the impact of these excluded items in addition to GAAP measures. The excluded items vary in frequency and/or impact on our continuing results of operations and management believes that the excluded items are typically not reflective of our ongoing core business operations and financial condition. Further, management uses adjusted EBITDA for both strategic and annual operating planning. A reconciliation of adjusted EBITDA reported in this release to the most comparable GAAP measure for the respective periods appears in the table captioned “Reconciliation of Non-GAAP Adjusted Income (Loss) (Adjusted EBITDA)” later in this release.
Adjusted loss per share is a non-GAAP measure which calculates the net (loss) income per share before non-cash adjustments in fair value of contingent consideration liabilities, impairment of intangible asset and legal settlement costs. A reconciliation of adjusted (loss) income per share reported in this release to the most comparable GAAP measure for the respective periods appears in the table captioned “Reconciliation of Non-GAAP Adjusted Loss Per Share” later in this release.
The non-GAAP financial measures used by AtriCure may not be the same or calculated in the same manner as those used and calculated by other companies. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for AtriCure’s financial results prepared and reported in accordance with GAAP. We urge investors to review the reconciliation of these non-GAAP financial measures to the comparable GAAP financials measures included in this press release, and not to rely on any single financial measure to evaluate our business.
CONTACTS:
Angie Wirick
AtriCure, Inc.
Chief Financial Officer
(513) 755-5334
awirick@atricure.com
Marissa Bych
Gilmartin Group
Investor Relations
(415) 937-5402
marissa@gilmartinir.com

ATRICURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
United States Revenue:
Open ablation	$27,299	$23,506	$105,287	$86,119
Minimally invasive ablation	12,677	9,707	44,577	38,553
Pain management	12,950	11,240	49,199	39,974
Total ablation	52,926	44,453	199,063	164,646
Appendage management	35,834	29,435	134,481	112,555
Total United States	88,760	73,888	333,544	277,201
International Revenue:
Open ablation	8,468	7,424	31,483	26,809
Minimally invasive ablation	1,850	1,737	6,670	5,986
Pain management	799	183	2,013	558
Total ablation	11,117	9,344	40,166	33,353
Appendage management	6,666	4,796	25,535	19,825
Total International	17,783	14,140	65,701	53,178
Total revenue	106,543	88,028	399,245	330,379
Cost of revenue	26,728	22,915	98,875	84,439
Gross profit	79,815	65,113	300,370	245,940
Operating expenses:
Research and development expenses	20,796	13,748	73,915	57,337
Selling, general and administrative expenses	67,687	55,501	253,138	231,272
Total operating expenses	88,483	69,249	327,053	288,609
Loss from operations	(8,668)	(4,136)	(26,683)	(42,669)
Other (expense) income, net	(748)	87	(3,164)	(3,529)
Loss before income tax expense	(9,416)	(4,049)	(29,847)	(46,198)
Income tax expense	373	121	591	268
Net loss	$(9,789)	$(4,170)	$(30,438)	$(46,466)
Basic and diluted net loss per share	$(0.21)	$(0.09)	$(0.66)	$(1.02)
Weighted average shares used in computing net loss per share:
Basic and diluted	46,447	45,912	46,309	45,740

ATRICURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands)
(Unaudited)

	December 31, 2023	December 31, 2022
Assets
Current assets:
Cash, cash equivalents, and short-term investments	$137,285	$121,113
Accounts receivable, net	52,501	42,693
Inventories	67,897	45,931
Prepaid and other current assets	8,563	5,477
Total current assets	266,246	215,214
Long-term investments	—	51,509
Property and equipment, net	42,435	38,833
Operating lease right-of-use assets	4,324	3,787
Goodwill and intangible assets, net	298,767	274,120
Other noncurrent assets	2,160	1,985
Total assets	$613,932	$585,448
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$72,036	$52,920
Other current liabilities and current maturities of debt and leases	2,533	5,472
Total current liabilities	74,569	58,392
Long-term debt	60,593	56,834
Finance and operating lease liabilities	11,368	12,242
Other noncurrent liabilities	1,234	1,226
Total liabilities	147,764	128,694
Stockholders' equity:
Common stock	48	47
Additional paid-in capital	824,170	787,422
Accumulated other comprehensive loss	(993)	(4,096)
Accumulated deficit	(357,057)	(326,619)
Total stockholders' equity	466,168	456,754
Total liabilities and stockholders' equity	$613,932	$585,448

ATRICURE, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP RESULTS TO NON-GAAP RESULTS
(In Thousands)
(Unaudited)
Reconciliation of Non-GAAP Adjusted Income (Loss) (Adjusted EBITDA)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Net loss, as reported	$(9,789)	$(4,170)	$(30,438)	$(46,466)
Income tax expense	373	121	591	268
Other income (expense), net	748	(87)	3,164	3,529
Depreciation and amortization expense	4,179	2,919	14,813	11,710
Share-based compensation expense	9,312	7,197	35,728	28,771
Net gain from legal settlements	—	—	(4,412)	—
Non-GAAP adjusted income (loss) (adjusted EBITDA)	$4,823	$5,980	$19,446	$(2,188)
Reconciliation of Non-GAAP Adjusted Loss Per Share

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Net loss, as reported	$(9,789)	$(4,170)	$(30,438)	$(46,466)
Net gain from legal settlements	—	—	(4,412)	—
Non-GAAP adjusted net loss	$(9,789)	$(4,170)	$(34,850)	$(46,466)
Basic and diluted adjusted net loss per share	$(0.21)	$(0.09)	$(0.75)	$(1.02)
Weighted average shares used in computing adjusted net loss per share
Basic and diluted	46,447	45,912	46,309	45,740